EXHIBIT 10.36

STRATEGIC PARTNERSHIP AGREEMENT

The following describes the companies, duties and responsibilities of the Strategic Partnership between PurchaseSoft Inc, The United States Mexico Chamber of Commerce (USMCOC) and Cornerstone Communications, LLC.

Upon execution of this agreement by all parties, each shall work diligently to ensure overall approval for the “Wiring the Border” project. Each party shall individually and collectively acknowledge their duties and responsibilities to the project and their respective commitments thereto, as outlined below.  Each executive agrees to make himself reasonably available for interviews and meetings regarding the aspects of the project which pertain to his company’s duties and responsibilities.

Upon project funding and based upon the current business model for the e-Marketplace, a revenue sharing agreement for the sharing of ongoing revenues from the e-Marketplace will be developed.  The revenue sharing agreement will be drafted and executed by all parties within 30 days of project funding.  This revenue sharing agreement would be considered an attachment to this Strategic Partnership Agreement.

Definitions

1.              PurchaseSoft, Inc.

PurchaseSoft, Inc., a Delaware corporation, is a software company, which has specialized in procurement software and has been in operation for 24 years.

2.              USMCOC

A group of distinguished Mexican and U.S. businessmen established the United States-Mexico Chamber of Commerce (USMCOC) in 1973 as a 501 (c) (6) non-profit business association chartered in Washington D.C.  The coalition of businessmen created a bilateral organization to promote trade, investment, and joint ventures on both sides of the border.  Now in its third decade of operation, the Chamber has grown into a unique non-profit corporation operating through 12 offices in Mexico and the United States. All chapters and offices, with strong local membership and international contacts, help businesses bridge differences in legal, regulatory and economic systems, as well as language and culture.

3.              Cornerstone Communications, LLC

Cornerstone Communications is a business development organization.  The partners that comprise Cornerstone bring domain knowledge in the areas of print/graphic arts, financial services, and government among others and have acted in senior advisory roles and leadership positions for various corporations and agencies.  Additionally, each of these individuals has acquired and maintained valuable business relationships during the normal course of business, including deep corporate and governmental relationships in Mexico and Latin America.  Cornerstone’s objective is to create value for its clients by leveraging these capabilities in an advisory and business development role.  Cornerstone is currently under contract with the U.S. – Mexican Chamber of Commerce.

Duties and Responsibilities

1.              PurchaseSoft, Inc.

PurchaseSoft’s duties and responsibilities will be primarily that of a “Solutions/Technology” provider.  Contingent upon securing at least $24,000 in funding for the project (“Project Funding”), PurchaseSoft will provide their products and product knowledge, free of charge, to create an e-marketplace environment for the Partnership.  The products utilized will be V3, and/ or Source Smart if required, as update or improved from time to time.  Contingent upon Project Funding, PurchaseSoft will be first to recoup expenses associated with this project at $24,000.00 for the expense of the support and maintenance of V3 and/or Source Smart software, as outlined in Attachment A – PurchaseSoft, Inc. Software Maintenance Agreement.

2.              USMCOC

The USMCOC will essentially provide the membership community for the e-marketplace environment. USMCOC will promote and diligently facilitate usage of the marketplace among its membership and other affiliate organizations.

3.              Cornerstone Communications, LLC

Cornerstone Communications will facilitate communications and mange the overall relationship between PurchaseSoft and the USMCOC.  This project includes but is not limited to the e-marketplace which PurchaseSoft, USMCOC, and Cornerstone will create. Cornerstone will provide business development and marketing expertise to diligently promote the “Wiring the Border” project through activities that may include developing and managing seminars, mailings, and additional promotional activities to be paid for and supported by the Chamber and/or PurchaseSoft as agreed to from time to time.

Agreed and accepted by;

Cornerstone Communications, LLC		PurchaseSoft, Inc.

By:	/s/ Virgil K. Horton Jr.	By:	/s/ Steven A. Flagg
Title:	Chairman, President, CEO	Title:	President & CEO
Date:	12/01/2003	Date:	11/20/2003

USMCOC

By:	/s/ Al Zapanta
Title:	President & CEO
Date:	12/02/2003